RoomLinX, Inc. Provides Shareholder and Financial Update

DENVER, CO -- 08/17/2006 -- RoomLinX, Inc. (PINKSHEETS: RMLX)

--  RMLX Preparing Audited Financials to Update SEC Filings
--  Preliminary Non-audited Revenue Results for Six-Month Period ending
    June 30, 2006 Projected to Exceed $1.2 Million
--  Preliminary Non-audited EBITDA of $160,000 for Q2 of 2006, prior to an
    Extraordinary Gain
--  Preliminary Non-audited Extraordinary Gain of $350,000 for Q2 of 2006 due to the Renegotiation and Reduction of Unsecured Debt
RoomLinX, Inc. (PINKSHEETS: RMLX), a leading provider of wireless and wired Internet solutions to the hospitality industry, today provided investors with the following shareholder and financial update.

Based on the preliminary non-audited results, we estimate revenue for the second quarter of 2006 ended June 30, 2006 to be approximately $650,000 and approximately $1.2 million for the six months ended the same period. Preliminary non-audited gross profit for the second quarter is estimated to be approximately $290,000 and approximately $620,000 for the six month period. Preliminary non-audited EBITDA is estimated to be $160,000 for the second quarter and $350,000 for the six month period. Finally, preliminary non-audited accounts payable and accrued expenses decreased from approximately $860,000 to $330,000. The reduction included an extraordinary gain of over $350,000 related to the renegotiation of unsecured debt.

The Company also wishes to reiterate from their earlier communications that longer term, the management team is focused on:

1.  Creating additional high margin revenue streams within our existing customer base.
2.  Making strategic acquisitions.
3.  Growing the multiple dwelling unit (MDU) market space, where we have already garnered higher margins on our monthly recurring revenue streams.
4.  Creating strategic alliances that add value and are accretive to
    RMLX's bottom line.
Michael Wasik, CEO of RoomLinX, stated, "I would like to provide our shareholders with an update as we have been continuing to execute the business plan I outlined in our press release on May 22, 2006. This quarter was highlighted by the continuation in our growth of sales and the successful negotiations by our management team to have over $350,000 of unsecured debt reduced. Currently, we are also working on our audited financials and we expect all of our financials to be updated by the fourth quarter of 2006. Going forward, RoomLinX intends to enter the multiple dwelling unit ("MDU") space more aggressively as a local area network ("LAN") service provider. With the growth in demand for triple play services of voice, video, and data we believe that we can offer a strong business-to-business play for the commercial real estate developer. By becoming the provider of choice for an MDU, we believe we can offer better quality, better support, ease of use for the services, and a competitive price for the MDU consumer. We already service and support data for a 220 unit MDU in Ft. Collins, CO very successfully. Once we begin an aggressive marketing campaign, we believe that our quality reputation in the hospitality industry and the freedom of choice we can offer our new clients for voice, video, and/or data services will be strongly embraced creating future growth for RoomLinX shareholders."

Mr. Wasik continued, "Lastly, I would like to reiterate our plan for the rest of 2006 which includes paying down existing debt through a new financing, bringing the filings current on all of our financials, continuing the profitable growth of our business within the hospitality space, and returning to the NASDAQ OTC BB market as a fully reporting company. I look forward to updating you on these short term goals and our continued progress throughout the rest of 2006."

About RoomLinX, Inc.

RoomLinX is a pioneer in Broadband High Speed Wireless Internet connectivity, specializing in providing the most advanced Wi-Fi Wireless and Wired networking solutions for High Speed Internet access to Hotel Guests, Convention Center Exhibitors, Corporate Apartments, and Special Event participants. Designing, deploying and servicing site-specific wireless networks for the hospitality industry is RoomLinX's core competency. www.roomlinx.com.

Safe Harbor

Certain statements in this news release, including statements that we "believe," "expect," "intend," "plan" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available at http://www.sec.gov.

Contact:

Michael Wasik
CEO
RoomLinX, Inc.
mwasik@roomlinx.com
(303) 544-1111, x101

Alan Sheinwald
Alliance Advisors, LLC
(914) 244-0062
asheinwald@allianceadvisors.net